Exhibit 99.2

FORM OF

MAKEWHOLE AGREEMENT

for

Exchange of

Class B-1 Common Stock for Class B-3 Common Stock

or

Class B-2 Common Stock for Class B-3 Common Stock

This MAKEWHOLE AGREEMENT (this “Agreement”) is entered into by and between VISA INC., a Delaware corporation (the “Corporation”), THE HOLDER OF VISA COMMON STOCK IDENTIFIED ON THE SIGNATURE PAGE HEREOF (the “Holder”) and each PARENT GUARANTOR IDENTIFIED ON THE SIGNATURE PAGE HEREOF (each, a “Parent Guarantor,” and together with the Corporation and the Holder, each a “Party,” and collectively the “Parties”) as of the date set forth on the Corporation’s signature page hereof (the “Effective Date”). The terms “Class B-X Common Stock” and “Class B-Y Common Stock” are defined in Section 13 hereof. Capitalized terms not defined herein are defined in or by reference to the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) as in effect on the date hereof.

WITNESSETH:

WHEREAS, the Holder has elected to participate in the type of Class B-X Exchange Offer indicated on the Corporation’s signature page hereof, a condition of which is that it agree on the terms hereinafter set forth (such Class B-X Exchange Offer giving rise to the Holder’s obligation to enter into this Agreement hereinafter being referred to as the “Class B-X Exchange Offer”):

(i) to pay each applicable Makewhole Amount (as defined below) to the Corporation;

(ii) that to the extent it or any of its Affiliates is or was a member of Visa U.S.A. Inc. (“Visa USA”) immediately prior to October 3, 2007, or at any time thereafter, it and each such Affiliate are bound by Section 2.05(j) of the By-Laws of Visa USA (as amended or restated in accordance with the terms thereof, the “Visa USA By-Laws”); and

(iii) to stage any sale of Class C Common Stock as set forth herein;

WHEREAS, the Class C Common Stock received by the Holder in the Class B-X Exchange Offer is not encumbered by the same conversion ratio adjustments associated with the Class B-X Common Stock held by the Holder prior to the Class B-X Exchange Offer, and in consideration for such additional value the Holder agrees hereunder to contribute additional amounts to the Corporation as set forth herein; and

WHEREAS, the Parties intend that for U.S. federal income tax purposes (1) the exchange of any shares of Class B-X Common Stock for Class B-Y Common Stock and Class C Common Stock pursuant to the Class B-X Exchange Offer shall constitute an exchange of such Class B-X Common Stock for Class B-Y Common Stock and Class C Common Stock and as a “reorganization” within the meaning of Section 368(a)(1)(E) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and/or as an exchange to which Section 1036(a) of the Code applies and (2) any payment of Makewhole Amounts, any payments to the Corporation pursuant to the Visa USA By-Laws and Loss Sharing Agreement and any amounts paid by the Corporation to the Holder under Section 1(c) hereof shall be treated, for U.S. federal income tax purposes, as adjustments to the purchase price of the shares of Class B-Y Common Stock received by the Holder in connection with the exchange undertaken in clause (1) hereof, and shall be included in such Holder’s tax basis in the Class B-Y Common Stock so exchanged, and by the Corporation as capital adjustments with respect to such exchange under Section 1032 of the Code (collectively, with clause (1), the “Intended Tax Treatment”);

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereto hereby agree as follows:

SECTION 1. Payment of Makewhole Amounts; Refund of Overpayments.

(a) At any time and from time to time when (x) the Applicable Conversion Rate for the Class B-X Common Stock is greater than zero (0) and (y) the Applicable Conversion Rate for the Class B-Y Common Stock is equal to or less than zero (0), if the Applicable Conversion Rate for the Class B-X Common Stock (assuming at least one such share outstanding) is adjusted in connection with the sale of any Loss Shares or the deposit or designation of Loss Funds into the Escrow Account (or any deemed sale, deposit or designation pursuant to Section 4.26(a) of the Certificate of Incorporation) to make one share of Class B-X Common Stock convertible into fewer shares (or fractions of a share) of Class A Common Stock, the Holder agrees to pay to the Corporation, in cash, an amount (the “Makewhole Amount”) in respect of each share of Class B-Y Common Stock originally issued by the Corporation to the Holder in the Class B-X Exchange Offer (the aggregate number of such shares, the Holder’s “Class B-Y Allocation”) equal to the product of either (xx) four, if the type of Class B-X Exchange Offer indicated on the Corporation’s signature page hereof is “Class B-1 Common Stock for Class B-3 Common Stock,” or (yy) two, if the type of Class B-X Exchange Offer indicated on the Corporation’s signature page hereof is “Class B-2 Common Stock for Class B-3 Common Stock,” in either case (xx) or (yy), as applicable, multiplied by the amount of such decrease in the number of shares (or fractions of a share) of Class A Common Stock resulting from such adjustment to the Applicable Conversion Rate for the Class B-X Common Stock (for the avoidance of doubt, taking into account as appropriate any subdivision, reclassification, split, combination, dividend or distribution with respect to the Class A Common Stock following the Class B-X Exchange Offer Acceptance Date corresponding to the Class B-X Exchange Offer (such Class B-X Exchange Offer Acceptance Date, as indicated on the Corporation’s signature page hereof, hereinafter being referred to as the “Class B-X Exchange Offer Acceptance Date”) in a manner consistent with the provisions of Section 4.14(a) of the Certificate of Incorporation) multiplied by:

(i) to the extent such adjustment was the result of a deposit or designation of Loss Funds into the Escrow Account, the corresponding Loss Funds Cost Per Share; and

(ii) to the extent such adjustment was the result of a sale of Loss Shares, an amount equal to (x) the net proceeds from such sale deposited into the Escrow Account divided by (y) the number of such Loss Shares issued and sold.

For the avoidance of doubt, no further Makewhole Amounts shall be payable following the payment of any Makewhole Amounts made in connection with a decrease of the Applicable Conversion Rate for the Class B-X Common Stock to zero (0), although it is understood that Makewhole Amounts may continue to be payable hereunder with respect to the Holder’s Class B-Y Allocation regardless of whether the Holder continues to own shares of Class B-Y Common Stock.

(b) The Holder shall tender payment of any Makewhole Amounts due and owing as promptly as practicable, and in any event within 30 days after delivery of a written demand for payment from the Corporation. The Parties agree that no Makewhole Amount shall be deposited into the Escrow Account but shall become the Corporation’s unrestricted property.

(c) If the Holder has previously paid a Makewhole Amount hereunder, and at or following the Escrow Termination Date, (x) the Applicable Conversion Rate for the Class B-X Common Stock is greater than or equal to zero (0) and (y) the Applicable Conversion Rate for the Class B-Y Common Stock is less than zero (0), then, to the extent the Applicable Conversion Rate is adjusted pursuant to clause (ii)(y) of the definition thereof to make one share of Class B-X Common Stock (assuming at least one such share outstanding) convertible into more shares (or fractions of a share) of Class A Common Stock, the Corporation agrees to pay to the Holder in cash, no later than 120 days after the Escrow Termination Date, an amount equal to the product of either (xx) four, if the type of Class B-X Exchange Offer indicated on the Corporation’s signature page hereof is “Class B-1 Common Stock for Class B-3 Common Stock,” or (yy) two, if the type of Class B-X Exchange Offer indicated on the Corporation’s signature page hereof is “Class B-2 Common Stock for Class B-3 Common Stock,” in either case (xx) or (yy), as applicable, multiplied by the Holder’s Class B-Y Allocation multiplied by the amount of such increase in the number of shares (or fractions of a share) of Class A Common Stock resulting from such adjustment to the Applicable Conversion Rate for the Class B-X Common Stock (adjusted, as appropriate, to account for any subdivision, reclassification, split, combination, dividend or distribution with respect to the Class A Common Stock following the Class B-X Exchange Offer Acceptance Date) multiplied by the Price Per Share used in the calculation made pursuant to clause (ii)(y)(C) of the definition of the Applicable Conversion Rate for the Class B-X Common Stock.

(d) All calculations made by the Corporation pursuant to this Section 1 shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2. Applicability of Visa USA By-Laws and Loss Sharing Agreement.

(a) To the extent that it or any of its Affiliates is or was a member of Visa USA immediately prior to October 3, 2007, or at any time thereafter, the Holder and each Parent Guarantor:

(i) hereby confirms (1) that it and any such Affiliate, as applicable, is bound by Section 2.05(j) of the Visa USA By-Laws, and (2) that such Section 2.05(j) constitutes its and such Affiliate’s, as applicable, valid and binding agreement, enforceable against it and such Affiliate, as applicable, in accordance with its terms, subject to (x) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and (y) Section 11(h) of the Loss Sharing Agreement (to the extent the Holder, Parent Guarantor or Affiliate is a party thereto); and

(ii) hereby agrees that in any action or proceeding brought against it or any such Affiliate pursuant to such Section 2.05(j), it and any such Affiliate will not contest the legality, validity, binding nature or enforceability against it or such Affiliate of such Section 2.05(j), subject to (x) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and (y) Section 11(h) of the Loss Sharing Agreement (to the extent the Holder, Parent Guarantor or Affiliate is a party thereto).

(b) Notwithstanding anything to the contrary in the Loss Sharing Agreement, to the extent that a Holder, Parent Guarantor or Affiliate is party to the Loss Sharing Agreement, the Holder and each Parent Guarantor acknowledges and agrees that Section 11(h) of the Loss Sharing Agreement shall not supersede any obligation of such Party arising under Section 1 hereof.

(c) To the extent that a Holder, Parent Guarantor or Affiliate is party to the Loss Sharing Agreement, the Holder and each Parent Guarantor acknowledges and agrees that payments under the Loss Sharing Agreement become payable upon the Applicable Conversion Rate for the Class B-1 Common Stock becoming equal to zero (0) in accordance with Section 3(b)(iii) thereof.

SECTION 3. Missing Parent Guarantors or Successors; Overdue Amounts.

Without limiting any other right or remedy available to the Corporation at law or in equity, and in addition to each such right or remedy, if (x) any Person that is required to be a Parent Guarantor hereunder (including without limitation any Person that the Holder or a Parent Guarantor is required to cause to become a Parent Guarantor hereunder) has not executed and delivered a counterpart hereof and become a Parent Guarantor hereunder, (y) any Successor (as defined in Section 12(a) hereof) shall not have executed and delivered to the Corporation the written agreement contemplated by such Section 12(a) or (z) any Makewhole Amount, or any other amount payable to the Corporation or any of its Affiliates by the Holder, any Parent Guarantor or any Affiliate thereof pursuant to the Loss Sharing Agreement or the Visa USA By-Laws, is not paid within 30 days after the Corporation’s written demand therefor (any such unpaid amount, an “Overdue Amount”):

(a) the Corporation shall have the right to instruct the transfer agent for the Common Stock (the “Transfer Agent”) not to honor, process or effectuate any further Transfer of the Holder’s Common Stock until, as applicable, any such Person shall have become a Parent Guarantor hereunder, any such Successor shall have executed and delivered such written agreement, and any such Overdue Amount shall have been duly paid in full, together with interest on the unpaid amount calculated at the highest U.S. prime rate published in the Wall Street Journal during the period beginning 30 days after receipt of such written demand and ending on the date of payment; and the Holder, each Parent Guarantor and each Successor, on its own behalf and on behalf of each Affiliate thereof to the fullest extent permitted by law (which, if the Holder is described in Section 7(a)(ii) hereof, shall not include any Affiliate that is, or is a direct or indirect subsidiary of, a Bank (as defined therein)), hereby waives any and all claims against the Corporation or the Transfer Agent as well as any losses or damages arising out of or in respect thereof (it being agreed that the Transfer Agent is an express third-party beneficiary of such waiver of claims and damages); and

(b) The Holder and each Parent Guarantor hereby agrees that the Corporation is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply against such Overdue Amount any and all cash at any time held and any and all indebtedness at any time owing by the Corporation or any of its Affiliates to or for the credit or the account of the Holder, any Parent Guarantor, or any Successor, and in addition, (x) if the Holder is described in Section 7(a)(i) hereof, to or for the credit or the account of any Person that is a direct or indirect subsidiary of the Holder, any Parent Guarantor, or any Successor, and (y) if the Holder is described in Section 7(a)(iii) hereof, to or for the credit or the account of any direct or indirect subsidiary of any Parent Guarantor. Notwithstanding anything to the contrary herein, (x) for any Parent Guarantor that is identified as a “global systemically important BHC” pursuant to 12 C.F.R. § 217.402 (a “GSIB Guarantor”), no obligations of the Corporation or any of its Affiliates to a subsidiary of a GSIB Guarantor may be set off and applied against an Overdue Amount if such setoff rights would be prohibited pursuant to 12 C.F.R. § 252.64(a)(2), and (y) no obligations of the Corporation or any of its Affiliates to a Bank or a direct or indirect subsidiary of a Bank may be set off and applied against an Overdue Amount owed by (i) a Holding Company (as defined in Section 7 hereof) or any direct or indirect subsidiary of a Holding Company that is not a Bank or a direct or indirect subsidiary of a Bank or (ii) an Excluded Bank Subsidiary (as defined in Section 7 hereof) if, in either case, such setoff rights would constitute a “covered transaction” for purposes of Section 23A of the Federal Reserve Act and the Board of Governors of the Federal Reserve System’s Regulation W. The Corporation agrees to notify the Holder after any such set-off and application made by the Corporation; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 4. Staged Sales of Class C Common Stock.

(a) The Holder agrees that it will not Transfer any shares of Class C Common Stock in a transaction (a “Conversion-to-A Transaction”) in which such shares are converted into shares of Class A Common Stock pursuant to Section 4.10 of the Certificate of Incorporation:

(i) in excess of one third of the aggregate number of shares of Class C Common Stock originally issued by the Corporation to the Holder in the Class B-X Exchange Offer (the aggregate number of such shares, the Holder’s “Class C Allocation”), prior to 45 days after the Class B-X Exchange Offer Acceptance Date; or

(ii) in excess of two thirds of such Class C Allocation, prior to 90 days after the Class B-X Exchange Offer Acceptance Date.

(b) With respect to the shares of Common Stock it Beneficially Owns, the Holder agrees that during the period of 90 days beginning on the Class B-X Exchange Offer Acceptance Date, and except for:

(i) Transfers in Conversion-to-A Transactions permitted by paragraph (a) of this Section, any Transfer of Class A Common Stock issued upon such Conversion-to-A Transaction, and the unwinding of any derivative arrangement that corresponds to such permitted Conversion-to-A Transaction, or

(ii) Transfers pursuant to Section 4.25(a)(iii), (iv), (v), (vi), (ix) or (x) of the Certificate of Incorporation, or

(iii) Transfers of Class A Common Stock that, pursuant to Section 4.11 of the Certificate of Incorporation, is not subject to automatic conversion into Class C Common Stock upon acquisition by such Holder, such Holder will not (A) sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise directly or indirectly transfer or dispose of any such shares of Common Stock, or any securities convertible into or exercisable or exchangeable for such shares of Common Stock, or (B) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such shares Common Stock or any such other securities, whether any such transaction described in clause (A) or (B) is to be settled by delivery of such Common Stock or such other securities, in cash or otherwise.

(c) The Holder agrees and consents to the entry of stop transfer instructions with the Transfer Agent against the Transfer of the Holder’s Common Stock except in compliance with the restrictions of this Section.

SECTION 5. Certification. Until the period beginning 90 days after the Class B-X Exchange Offer Acceptance Date, the Corporation may require that prior to any Transfer of shares of Common Stock, the Holder shall certify to the Corporation and the Transfer Agent that such Transfer complies with Section 4 hereof.

SECTION 6. Limitation on Remedies.

(a) No Party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity, relating to any misrepresentation, any breach of warranty or any breach or alleged breach of this Agreement; provided that, for purposes of this Section, any obligation that constitutes or arises from an Overdue Amount shall not be deemed a claim for punitive, incidental, consequential, special or indirect damages.

(b) To the fullest extent permitted by applicable Law, each Party hereby irrevocably waives, and covenants and agrees for the benefit of each other Party not to assert before any Governmental Authority at any time, any and all causes of action or claims of any kind, regardless of legal theory, seeking to invalidate, enjoin, restrain, set aside, modify, reform or otherwise prevent or limit the enforcement of, any provision of this Agreement or the Certificate of Incorporation; provided, however, that the foregoing shall not be construed as a limitation on the right of any Party to seek enforcement of any provision of this Agreement or to assert a cause of action for breach thereof.

SECTION 7. Parent Guarantors.

(a) The Holder and each Parent Guarantor represents and warrants to the Corporation that:

(i) if the Holder is, or is a direct or indirect subsidiary of, a Bank (as defined below) (other than an Excluded Subsidiary Bank (as defined below)), each Beneficial Owner of more than fifty percent (50%) of the Holder’s or any Parent Guarantor’s equity interest, other than any Beneficial Owner that is a Holding Company (as defined below) or a direct or indirect subsidiary of such Holding Company that itself is not a Bank or a direct or indirect subsidiary of a Bank,

(ii) if the Holder is, or is a direct or indirect subsidiary of, a Holding Company but is not a Bank or a direct or indirect subsidiary of a Bank (other than an Excluded Bank Subsidiary, which is included in this clause (ii)), the ultimate Holding Company parent of the Holder, and

(iii) if the Holder is not described in either clause (i) or (ii) above, each Beneficial Owner of more than fifty percent (50%) of the Holder’s or any Parent Guarantor’s equity interest,

has executed and delivered to the Corporation a counterpart of this Agreement as a Parent Guarantor hereunder. If after the Effective Date any additional Person shall become a Beneficial Owner of more than fifty percent (50%) of the Holder’s or any Parent Guarantor’s equity interest and, per the preceding sentence, such Person would have executed and delivered to the Corporation a counterpart of this Agreement as a Parent Guarantor hereunder, the Holder and each Parent Guarantor shall promptly cause such Person to execute and deliver a counterpart hereof to the Corporation as a Parent Guarantor hereunder.

“Bank” means, collectively, a “member bank” (as defined in, and interpreted in accordance with, 12 C.F.R. § 223.3(w)), a “nonmember insured bank” (as interpreted under 12 U.S.C. § 1828(j)) and a “savings association” (as interpreted under 12 U.S.C. § 1468(a)).

“Excluded Bank Subsidiary” means the entities excluded from the definition of “Subsidiary” at 12 C.F.R. § 223.2(b)(1)(ii)-(v).

“Holding Company” means any company other than a Bank or a subsidiary of a Bank that “controls” (as defined in, and interpreted in accordance with, 12 C.F.R. § 223.3(g)) a Bank.

(b) Each Parent Guarantor hereby agrees as follows:

(i) Such Parent Guarantor unconditionally guarantees on a joint and several basis with each other Parent Guarantor hereunder (the “Guarantee”) (and, for the avoidance of doubt, not on a joint and several basis with any parent guarantor under any other makewhole agreement to which the Corporation may be party) the full and punctual payment of each payment obligation of the Holder under this Agreement (each, a “Guaranteed Obligation”) when due. If the Holder fails to pay any Guaranteed Obligation punctually when due, such Parent Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

(ii) The obligations of such Parent Guarantor under its Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(A) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Holder, any other Parent Guarantor or any other Person under this Agreement, by operation of law or otherwise;

(B) any modification or amendment of or supplement to this Agreement (except pursuant to and in accordance with Section 12(f) hereof to the extent of a modification, amendment or supplement that expressly releases, discharges or otherwise affects such obligations);

(C) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Holder, any other Parent Guarantor or any other Person under this Agreement;

(D) any change in the corporate existence, structure or ownership of the Holder, any other Parent Guarantor or any other Person or any of their respective subsidiaries (including without limitation the sale or other disposition by such Parent Guarantor of any of the equity interest in the Holder or any other Parent Guarantor), or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Holder, any other Parent Guarantor or any other Person or any of their respective subsidiaries or assets or any resulting release or discharge of any obligation of the Holder, any other Parent Guarantor or any other Person under this Agreement;

(E) the existence of any claim, set-off or other right that such Parent Guarantor may have at any time against the Holder, any other Parent Guarantor, the Corporation or any other Person, whether in connection with this Agreement or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(F) any invalidity or unenforceability relating to or against the Holder, any other Parent Guarantor or any other Person for any reason of this Agreement, or any provision of applicable law or regulation purporting to prohibit the payment of any Guaranteed Obligation by the Holder, any other Parent Guarantor or any other Person; or

(G) any other act or omission to act or delay of any kind by the Holder, any other Parent Guarantor, any other party to this Agreement, the Corporation or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (G), constitute a legal or equitable discharge of or defense to any obligation of any Parent Guarantor hereunder.

(iii) Such Parent Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Holder, any other Parent Guarantor or any other Person.

(iv) If payment of any Guaranteed Obligation by the Holder is stayed by reason of the insolvency or receivership of the Holder or otherwise, all such Guaranteed Obligations shall nonetheless be payable by such Parent Guarantor hereunder forthwith on demand by the Corporation.

(v) If any Guaranteed Obligation is not paid promptly when due, the Corporation is authorized, to the fullest extent permitted by law, to set off and apply any and all obligations at any time owing by the Corporation or its Affiliates to or for the credit or the account of any Parent Guarantor against the obligations of such Parent Guarantor under its Guarantee, irrespective of whether or not the Corporation shall have made any demand thereunder and although such obligations may be unmatured. The rights of the Corporation under this paragraph are in addition to all other rights and remedies (including other rights of set-off) that the Corporation may have.

(vi) Such Parent Guarantor’s Guarantee is a continuing guarantee, shall be binding on such Parent Guarantor and its successors and assigns, and shall be enforceable by the Corporation. If all or part of the Corporation’s interest in any Guaranteed Obligation is assigned or otherwise transferred, the transferor’s rights under each Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

SECTION 8. Representations and Warranties. Each Party represents and warrants to each other Party hereto that:

(a) It has all necessary power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on its part. This Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(b) Such Party is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, require any consent or payment under, give any third party the right to terminate or accelerate any obligation under, or under which any default would occur, as a result of the execution and delivery by such Party of this Agreement or the performance by such Party of any of the terms hereof.

(c) No governmental or other authorizations, and no other registration, declaration or filing by such Party is required in order for such Party: (i) to consummate the transactions contemplated by this Agreement; (ii) to execute and deliver any documents and instruments to be delivered by such Party under this Agreement; and (iii) to duly perform and observe the terms and provisions of this Agreement, except, in each case, for such governmental or other authorizations, registrations, declarations or filings that have been duly made or obtained by such Party and that are valid and effective to allow it to take the actions set forth in the foregoing clauses (i), (ii) and (iii).

(d) If such Party is the Holder or a Parent Guarantor:

(i) The statements contained in the officer’s certificate accompanying such Party’s signature page hereof are true and correct.

(ii) On and as of the Effective Date, after giving effect to the entering into of this Agreement and the transactions contemplated hereby and assuming that aggregate Makewhole Amounts payable by the Holder hereunder will not exceed the fair market value of the Holder’s Class B-Y Allocation as of such date, (A) the fair market value of the assets of such Party is greater than the total amount of liabilities (including contingent liabilities) of such Party, (B) the present fair salable value of the assets of such Party is greater than the amount that will be required to pay the probable liabilities of such Party on its debts as they become absolute and matured, (C) such Party is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (D) such Party does not have unreasonably small capital.

SECTION 9. Recognition of Special Regimes.

(a)	U.S. Special Resolution Regime

(i) For purposes of this Section 9(a):

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(ii) U.S. QFC Resolution Stay. The Parties agree that if the Holder and/or any Parent Guarantor is a Covered Entity, then (i) to the extent that prior to the date hereof each of the Parties has adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each Party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the Parties have executed a separate agreement the effect of which is to amend the qualified financial contracts among them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each such Party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” or the form of bilateral template entitled “Full-Length Omnibus (for use between Non-U.S. G-SIBs and Corporate Groups),” as applicable, published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” the Holder and any Parent Guarantor (as applicable) shall be deemed a “Covered Entity” and the Corporation shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, all Parties become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules.

(b)	U.K. Special Resolution Regime

(i) Contractual Recognition of Bail-in Provisions. Notwithstanding any other term of this Agreement or of any other agreement, arrangement or understanding between any of the Parties, each Party recognizes that any liability owed by the Holder and/or Parent Guarantor to any other Party arising under or in connection with this Agreement may be subject to Bail-In Action by the Bank of England and agrees to be bound by the effect of:

(A) any Bail-In Action in relation to any such liability, including (without limitation):

(1)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest), in respect of any such liability;

(2)	a conversion of all, or part of, any such liability into shares or other instruments of ownership; and

(3)	a cancellation of any such liability; and/or

(B) a variation of any term of this Agreement to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

For the purposes of this Section 9(b)(i):

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009, as amended and any other law or regulation applicable in the United Kingdom relating to the resolution of banks, investment firms or other financial institutions or their affiliates.

“Write-down and Conversion Powers” means (a) any powers under UK Bail-In Legislation (i) to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or an affiliate of a bank, investment firm or other financial institution, (ii) to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which such a liability arises, (iii) to convert all or part of any such liability into shares, securities or obligations of that person or any other person, (iv) to provide that any such contract or instrument is to have effect as if a right had been exercised under it or (v) to suspend any obligation in respect of that liability or (b) any of the powers under UK Bail-In Legislation that are related to or ancillary to any of those powers.

(ii) UK Resolution Stay. Notwithstanding any other term of this Agreement, or of any other agreement, arrangement or understanding between any of the Parties, the Parties agree that the terms of paragraphs 1, 3 and 5 of the UK Module are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement” and (A) both the Holder and the Parent Guarantor shall be deemed to be “Regulated Entity Counterparties,” and (B) the Corporation shall be deemed to be a “Module Adhering Party,” as each of those terms is used in the UK Module.

For the purposes of this Section 9(b)(ii), “UK Module” means the ISDA 2020 UK (PRA Rule) Jurisdictional Module published on 22 December 2020 by the International Swaps and Derivatives Association, Inc.

SECTION 10. Certain U.S. Federal Income Tax Matters.

(a) The Parties intend that for U.S. federal income tax purposes:

(i) the exchange of any shares of the Holder’s Class B-X Common Stock for Class B-Y Common Stock and Class C Common Stock pursuant to the terms of the Class B-X Exchange Offer shall constitute an exchange of such Class B-X Common Stock for Class B-Y Common Stock and Class C Common Stock and shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and/or as an exchange to which Section 1036(a) of the Code applies;

(ii) the Class B-X Exchange Offer and this Agreement, together with the other documents effectuating and the authorizing resolutions approving the Class B-X Exchange Offer and this Agreement, constitute a “plan of reorganization” with respect to such exchange within the meaning of Treasury Regulations Section 1.368-2(g) for the purposes of Section 368(a)(1)(E) of the Code; and

(iii) the receipt by the Corporation of any payment of Makewhole Amounts, any payments to the Corporation pursuant to the Visa USA By-Laws and Loss Sharing Agreement and any amounts paid by the Corporation to such holder under Section 1(c) hereof shall be treated (x) by the Holder as adjustments to such Holder’s purchase price of the Class B-Y Common Stock received in the Class B-X Exchange Offer (and such payments shall be included in such Holder’s tax basis in the Class B-Y Common Stock so received) and (y) by the Corporation as capital adjustments with respect to such exchange pursuant to applicable law, including under Section 1032 of the Code and Arrowsmith v. Commissioner, 344 U.S. 6 (1952).

(b) No Party shall take any action or position inconsistent with the Intended Tax Treatment or the intended treatment described in this Section on any tax returns or otherwise unless pursuant to (i) a final decision, judgment, decree or other order by any court of competent jurisdiction, (ii) a final settlement with the Internal Revenue Service, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire tax liability for any taxable period or (iii) any other final resolution, including by reason of the expiration of the applicable statute of limitations; provided that if the Holder, Parent Guarantor or any other person related to the foregoing, intends to take a position inconsistent with the Intended Tax Treatment pursuant to clauses (i), (ii) or (iii) of this paragraph, such person shall (x) promptly notify the Corporation of such intention prior to taking such position, (y) cooperate with the Corporation in respect of such position and (z) not take such position without the consent of the Corporation (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 11. Notices.

(a) All notices, requests, demands, waivers and other communications required or permitted to be delivered under this Agreement shall be in writing and may be given by any of the following methods: (i) personal delivery; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) overnight reputable delivery service; or (iv) electronic mail in .pdf format. Except as expressly provided in Section 11(b) hereof, all notices, requests, demands, waivers and other communications required or permitted to be delivered under this Agreement shall be sent (x) to the Holder at its address set forth on the signature page hereof or to such other address as the Holder shall have last notified the other Parties and the Transfer Agent in the manner provided for herein, (y) to any Parent Guarantor at its address set forth on the signature page hereof or to such other address as such Parent Guarantor shall have last notified the other Parties in the manner provided for herein or (z) to the Corporation at 900 Metro Center Blvd., Foster City, CA 94404, Att’n: General Counsel, with a copy, which shall not constitute notice, via email to legalnotice@visa.com, or to such other address as the Corporation shall have last notified the other Parties in the manner provided for herein.

(b) The Holder agrees that any notice, request, demand, waiver or other communication by the Corporation may be delivered by the Corporation’s Transfer Agent (i) via the Equiniti Trust Company, LLC Shareowner Online portal (or equivalent online portal in use by the Transfer Agent at the relevant time) or (ii) to the address on file with the Transfer Agent as of the date of such communication. The Holder agrees to promptly notify the Corporation and the Transfer Agent of any change to its address set forth on the signature page hereof. Notifications to the Transfer Agent of a change in address shall be submitted through the Equiniti Trust Company, LLC Shareowner Online portal or sent to Equiniti Trust Company, LLC, P.O. Box 64874, St. Paul, MN 55164-0874 or visa@equiniti.com.

(c) All notices, requests, demands, waivers or other communications shall be deemed received upon (a) actual receipt by the addressee, or (b) actual delivery to the appropriate address.

SECTION 12. Miscellaneous.

(a) Assignability; No Third Party Benefit; Successors. This Agreement is made and shall be binding on and inure solely to the benefit of the Parties and their successors or permitted assigns, but, except as expressly provided in Section 3(a) hereof with respect to the Transfer Agent, otherwise confers no rights or defenses upon any non-Party. The Holder and each Parent Guarantor shall require each entity (each, a “Successor”) that, as a result of any merger, purchase of assets, reorganization or other transaction, acquires or succeeds to all or substantially all of the business or assets of such Party to assume on a joint and several basis with such Party the obligations of such Party under this Agreement pursuant to a written agreement in form and substance reasonably satisfactory to the Corporation.

(b) Governing Law; Effect of Certain Future Certificate of Incorporation Amendments.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York. The Parties hereby agree that this Agreement is consistent with public policy and hereby covenant and agree not to make any assertion to the contrary.

(ii) Any amendment to the Certificate of Incorporation voted on and approved by stockholders at a time when the Applicable Conversion Rate for the Class B-Y Common Stock is equal to or less than zero (0) shall be disregarded for purposes of calculating (A) any payment by the Holder to the Corporation pursuant to Section 1(a) hereof to the extent such amendment would otherwise increase or accelerate the aggregate such payments thereafter payable hereunder, and (B) any payment by the Corporation to the Holder pursuant to Section 1(c) hereof to the extent such amendment would otherwise decrease or delay the aggregate such payments thereafter payable hereunder.

(c) Arbitration. Any dispute arising out of or relating to this Agreement, including but not limited to a dispute relating to the breach, enforceability, interpretation, application, or scope of any aspect of this Agreement (including, without limitation, this paragraph (c)) or a dispute relating to the amount of any payment obligation created by this Agreement or that constitutes an Overdue Amount hereunder shall be finally resolved by arbitration in accordance with the Center for Public Resources (“CPR”) Rules for Non-Administered Arbitration in effect on the date of this Agreement, by one (1) independent and impartial arbitrator (the “Arbitrator”) to be agreed upon by the disputants or, in the absence of such an agreement, appointed by the CPR; provided that John Gleeson, Esq., a former United States District Judge in the Eastern District of New York, is hereby agreed by the Parties (each on its own behalf and on behalf of its Affiliates) to be acceptable as the Arbitrator and shall, provided he so consents, so act. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1–16, and any award rendered by the Arbitrator shall be final and binding and judgment upon the award may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York, unless otherwise agreed by the parties to the arbitration. In the event of a dispute about the existence or amount of a payment obligation created under this Agreement, the Arbitrator shall award the prevailing party its reasonable attorneys’ fees unless the Arbitrator finds that the position of the opposing party was substantially justified. In addition, if the Arbitrator finds that a Party underpaid or declined to pay a sum that it was obliged to pay under the terms of this Agreement, the Arbitrator shall award that other Party pre-Award interest at the U.S. prime rate as published in the Wall Street Journal on the date that the unpaid or underpaid payment was due (or, if the actual cost of replacement funds was greater than the prime rate, the prevailing party’s actual cost of replacement funds), running from the date that the unpaid amount was required to be paid under this Agreement. The provisions of this paragraph (c) shall control any dispute between or among one or more Parties to this Agreement arising out of or relating to this Agreement.

(d) Joint Authorship; Opportunity to Review. This Agreement shall be treated as though it were jointly drafted by all Parties, and any ambiguities shall not be construed for or against any Party on the basis of authorship. Each Party represents and warrants that it has had an opportunity to seek and has sought independent legal advice from attorneys of its choice and other advice from such accountants and other professionals as it deems appropriate, in each case with respect to the advisability of executing this Agreement, and such Party has carefully read this Agreement and has made such investigation of the facts pertaining to this Agreement as it deems necessary.

(e) No Admission. Nothing in this Agreement is intended to be, nor shall be deemed to be, an admission of any liability to anyone or an admission of the existence of facts upon which liability could be based other than to the Parties hereto pursuant to this Agreement.

(f) Entire Agreement. This Agreement constitutes the entire and only agreement among the Parties with respect to the subject matter hereof, and any representation, promise, or condition in connection therewith shall not be binding upon any of the Parties, except to the extent set forth therein. This Agreement shall not be amended or modified except by a written amendment executed by an authorized representative of each of the Parties.

(g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

(h) No Waiver. Failure to insist on compliance with any term or provision contained in this Agreement shall not be deemed a waiver of that term or provision, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

(i) Severability. The provisions of this Agreement are severable, and if any provision of this Agreement is determined by a court of competent jurisdiction or agreed by the Parties to be invalid, void or unenforceable, this shall not affect the validity or enforceability of the remainder of this Agreement or any other provision, and this Agreement may be enforced as if any such invalid, void or unenforceable provision were stricken.

(j) Headings. Headings are for convenience only and shall not affect the interpretation of any provision hereof.

SECTION 13. Definitions of Class B-X and Class B-Y Common Stock.

“Class B-X Common Stock” and “Class B-Y Common Stock” mean:

(a) if the type of Class B-X Exchange Offer indicated on the Corporation’s signature page hereof is “Class B-1 Common Stock for Class B-3 Common,” Class B-1 Common Stock and Class B-3 Common Stock, respectively; and

(b) if the type of Class B-X Exchange Offer indicated on the Corporation’s signature page hereof is “Class B-2 Common Stock for Class B-3 Common,” Class B-2 Common Stock and Class B-3 Common Stock, respectively.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned Parties has executed and delivered this Makewhole Agreement as of the Effective Date.

Effective Date:

Type of Class B-X Exchange Offer:

☐	Class B-1 Common Stock for Class B-3 Common Stock
☐	Class B-2 Common Stock for Class B-3 Common Stock

Class B-X Exchange Offer Acceptance Date:

VISA INC.

By:
Name:
Title:

IN WITNESS WHEREOF, each of the undersigned Parties has executed and delivered this Makewhole Agreement as of the Effective Date.

(IN BOX BELOW, TYPE LEGAL NAME OF HOLDER.

PLEASE FOLLOW INSTRUCTIONS BELOW; A DISCREPANCY MAY RESULT IN REJECTION OF TENDERED CLASS B-X COMMON STOCK.)*

By:
Name:
Title:

Address for
Notices:

Att’n:
Email:

Number of shares of Class B-X Common Stock tendered in Class B-X Exchange Offer:	shares

☐  By checking this box, the Holder hereby represents and warrants that it does not have any Parent Guarantors as of the Effective Date of this Makewhole Agreement.

* HOLDER SIGNATURE PAGE INSTRUCTIONS

(1)	All responses should be typewritten or electronically printed, other than signature which should be manual or electronic.

(2)

It is the Holder’s responsibility to ensure that its name, as set forth above, matches both (i)(a) the name listed in the Transfer Agent’s books and records or (b) the name of the beneficial owner of the shares identified in the Letter of Election and Transmittal submitted on behalf of the Holder, as applicable, and (ii) the name set forth in the Holder’s constitutive instruments.

(3)

A duly completed Officer’s Certificate in the attached form must accompany each signature page. The Officer’s Certificate must be signed by a different officer of the Holder from the officer who signed this signature page.

IN WITNESS WHEREOF, each of the undersigned Parties has executed and delivered this Makewhole Agreement as of the Effective Date.

(IN BOX BELOW, TYPE LEGAL NAME OF PARENT GUARANTOR.

PLEASE FOLLOW INSTRUCTIONS BELOW; A DISCREPANCY MAY RESULT IN

REJECTION OF TENDERED CLASS B-X COMMON STOCK.)*

By:
Name:
Title:

Address for
Notices:

Att’n:
Email:

*	PARENT GUARANTOR SIGNATURE PAGE INSTRUCTIONS

(1)	All responses should be typewritten or electronically printed, other than signature which should be manual or electronic.

(2)	A separate signature page must be provided for each Parent Guarantor.

(3)	It is the Parent Guarantor’s responsibility to ensure that its name, as set forth above, matches the name set forth in its constitutive instruments.

(4)

A duly completed Officer’s Certificate in the attached form must accompany each signature page. The Officer’s Certificate must be signed by a different officer of the Parent Guarantor from the officer who signed this signature page.

OFFICER’S CERTIFICATE

Accompanying Holder’s or Parent Guarantor’s

Signature Page of Makewhole Agreement*

This Certificate is being delivered in connection with the Makewhole Agreement with Visa Inc. to be entered into by (check one box below and then complete applicable box; attach constitutive instrument referred to in paragraph 2):

☐	The “Holder” party to the Makewhole Agreement
(type or print full legal name of Holder)
☐	A “Parent Guarantor” party to the Makewhole Agreement
(type or print full legal name of Parent Guarantor)

The undersigned hereby certifies to Visa Inc. that:

1. The undersigned is a duly authorized officer of the “Holder” or “Parent Guarantor,” as applicable, named above (the “Company”).

2. Attached to this Officer’s Certificate is a true, correct and complete copy of the certificate of incorporation, certificate of formation, certificate of limited partnership or equivalent constitutive instrument of the Company in effect as of the Effective Date of the Makewhole Agreement. The name of the Company as set forth in the attached document matches the name of the Company as set forth above and on the signature page of the Makewhole Agreement.

3. Each person who as an authorized officer of the Company signed the Makewhole Agreement was duly elected or appointed, qualified and acting as such at the respective times of the signing and delivery thereof and was duly authorized to sign the Makewhole Agreement on behalf of the Company, and the signature of such person appearing on the signature page of the Makewhole Agreement is the genuine signature of such officer.

IN WITNESS WHEREOF, I have signed this Officer’s Certificate.

By:
(signature)
Name:
(type or print name)
Title:
(type or print title)

* OFFICER’S CERTIFICATE INSTRUCTIONS

(1)	All responses should be typewritten or electronically printed, other than signature which should be manual or electronic.

(2)	A separate Officer’s Certificate must be provided for the Holder and each Parent Guarantor.

(3)	It is the Company’s responsibility to ensure that its name, as set forth above, matches the name set forth in its constitutive instruments.

(4)	The Officer’s Certificate must be signed by a different officer of the Company from the officer who signed the Company’s signature page.

Attachment to Officer’s Certificate

(attach copy of constitutive instrument referred to in paragraph 2 of Officer’s Certificate)